EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement) by and between TEXAS MERIDIAN RESOURCES EXPLORATION, INC., a Texas corporation (the "Company"), and P. RICHARD GESSINGER (the "Executive") is made and entered into as of the Effective Date set forth in Section 1.3 below:

                                    RECITALS

      A. The Company desires to employ Executive in the capacity set forth on EXHIBIT "A", pursuant to the provisions of this Agreement; and

      B. The Executive desires employment as an employee of the Company pursuant to the provisions of this Agreement.

                                   ARTICLE I.

                               TERMS OF EMPLOYMENT

      The terms of employment are as follows:

      1.1 EMPLOYMENT. The Company hereby employs the Executive for and during the term hereof in the position set forth on EXHIBIT "A", but Company may subsequently assign Executive to a different position or modify Executive's duties and responsibilities. The Executive hereby accepts employment under the terms and conditions set forth in this Agreement. Provided, however, Executive's primary office shall be within fifty (50) miles of the current principal office of the Company.

      1.2 DUTIES OF EXECUTIVE. The Executive shall perform in the capacity described in Section 1.1 hereof and shall have such duties, responsibilities, and authorities as may be designated for such office. The Executive agrees to devote the Executive's best efforts, abilities, knowledge, experience and full business time to the faithful performance of the duties, responsibilities, and authorities which may be assigned to the Executive. Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive's performance of Executive's duties hereunder, or is contrary to the interests of the Company. Executive shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time, which will be customary within Company's industry. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would injure Company's business, its interests, or its reputation. The foregoing shall not be construed to prevent the Executive from making passive investments in other businesses or enterprises, provided such investments do not require services on the part of the Executive.

      1.3 TERM. This Agreement shall become effective as of the 1st day of December, 1997 (the "Effective Date") and shall continue in force and effect for one (1) year unless sooner terminated

                             Page 1 of 12 Pages
as provided in Section 2.1 hereof. Unless this Agreement is terminated before the end of its initial term, the term hereof shall be automatically extended for successive one (1) year terms, unless terminated prior to the expiration of any one (1) year term. Except as set out herein, this Agreement may only be renewed or extended by written agreement executed by the Company and the Executive pursuant to mutually acceptable terms and conditions.

      1.4 COMPENSATION. The Company shall pay the Executive, as "Compensation" for services rendered by the Executive under this Agreement the following Salary plus Bonus.

      (a) SALARY: A base salary per month as set forth on EXHIBIT "A", prorated for any partial period of employment ("Salary"). Such Salary shall be paid in installments in accordance with the Company's regular payroll practices. Each calendar year the Company, will determine the cost of living increase to be added to the Salary.

      (b) BONUS: A bonus as set forth in EXHIBIT "A" ("Bonus").

      (c) PARTICIPATION: A participation interest as set forth in EXHIBIT "A", in the Company's executive well participation program.

      1.5 EMPLOYMENT BENEFITS. In addition to the Salary payable to the Executive hereunder, the Executive shall be entitled to the following benefits:

            (a) EMPLOYMENT BENEFITS. As an employee of the Company, the Executive shall participate in and receive all general employee benefit plans and programs, as may be in effect from time to time, upon satisfaction by the Executive of the eligibility requirements therefor. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

            (b) WORKING FACILITIES. During the term of this Agreement, the Company shall provide, at its expense, office space, furniture, equipment, supplies and personnel as shall be adequate for the Executive's use in performing Executive's duties and responsibilities under this Agreement.

            (c) CLUB. Company shall reimburse Executive for all general club dues and business related expenses incurred at the clubs set forth in EXHIBIT "A".

            (d) PROFESSIONAL DUES. The Company shall pay for all professional dues, seminars, continuing education and related activities approved in advance by the Chief Executive Officer.

            (e) VACATION. Executive shall be entitled to the vacation as set out in EXHIBIT "A".

                             Page 2 of 12 Pages

            (f) GENERAL. The other benefits set out in EXHIBIT "A".

            (g) LIMITATIONS. Company shall not by reason of this Article 1.5 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees similarly situated.

                                  ARTICLE II.

                                  TERMINATION

      2.1 TERMINATION. Notwithstanding anything herein to the contrary, this Agreement and the Executive's employment hereunder may be terminated without any breach of this Agreement at any time during the term hereof by reason of and in accordance with the following provisions:

            (a) DEATH. If the Executive dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate as of the date of the Executive's death, and the Company shall have no further liability hereunder to the Executive or Executive's estate, except to the extent set forth in Section 2.2(a) hereof.

            (b) DISABILITY. If, during the term of this Agreement, the Executive shall be prevented from performing the Executive's duties hereunder, for a period of not less than sixty (60) consecutive days or an aggregate of ninety (90) days during any period of twelve (12) consecutive calendar months, by reason of becoming disabled as hereinafter defined, the Company may terminate this Agreement immediately upon written notice to the Executive without any further liability hereunder to the Executive, except as set forth in Section 2.2(b) hereof. For purposes of this Agreement, the Executive shall be deemed to have a "Disability" when the Board of Directors of the Company, upon the written report of a qualified physician designated by the Board of Directors of the Company, shall have determined that the Executive has become mentally, physically and/or emotionally incapable of performing Executive's duties and services under this Agreement.

            (c) TERMINATION BY THE COMPANY FOR CAUSE. Prior to the expiration of the term of this Agreement, the Company may discharge the Executive for cause and terminate this Agreement immediately upon written notice to the Executive without any further liability hereunder to the Executive, except to the extent set forth in Section 2.1(c) hereof. For purposes of this Agreement, a "discharge for cause" shall mean termination of the Executive upon written notice to the Executive limited, however, to one or more of the following reasons:

                  (1) Conviction of the Executive by a court of competent
            jurisdiction of a felony or a crime involving moral turpitude;

                  (2) The Executive's failure or refusal to comply with the
            Company's policies, standards, and regulations of the Company, which from time to time may be established;

                             Page 3 of 12 Pages

                  (3) The Executive's engaging in conduct amounting to fraud, dishonesty, gross negligence, willful misconduct or conduct that is unprofessional, unethical, or detrimental to the reputation, character or standing of the Company; or

                  (4) The Executive's failure to faithfully and diligently
            perform the duties required hereunder or to comply with the provisions of this Agreement.

                  Prior to terminating this Agreement pursuant to Section
            2.1(c), (2), or (4), the Company shall furnish the Executive written notice of the Executive's alleged failure to abide by or alleged breach of this Agreement. The Executive shall have thirty (30) days after the Executive's receipt of such notice to cure such failure to abide or breach and the Company's Board of Directors, in its sole discretion, shall determine if the failure to abide or breach is cured.

            (d) TERMINATION BY THE COMPANY WITH NOTICE. The Company may terminate this Agreement at any time, for any reason, other than as set forth in Subparagraphs (a), (b) or (c) of this Section 2.1, with or without cause, in the Company's sole discretion, immediately upon written notice to the Executive without any further liability hereunder to the Executive, except to the extent set forth in Section 2.2(d) hereof.

            (e) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate this Agreement at any time for Good Reason (as hereinafter defined) in which event the Company shall have no further liability hereunder to the Executive, except to the extent set forth in Section 2.2(e) hereof. For purposes of this Agreement, the term "Good Reason" shall mean, without the Executive's express written consent, the occurrence of any of the following circumstances:

                  (1) The Company's failure to pay the Executive the
            Compensation pursuant to the terms of this Agreement that has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company; or

                  (2) Any failure by the Company to comply with any material provision of this Agreement that has not been cured within thirty
            (30) days after notice of such noncompliance has been given by the Executive to the Company. The Executive shall use Executive's best efforts to make a good faith determination if the failure has been cured and shall so notify the Company within five (5) days after the expiration of said thirty (30) day period; or

                  (3) The Company's cancellation or termination of the executive well bonus plan or the Executive's participation in such Plan.

            (f) TERMINATION BY THE EXECUTIVE WITH NOTICE. The Executive may terminate this Agreement fifteen (15) days in advance for any reason, in the Executive's sole discretion other than Good Reason, by giving the Company fifteen (15) days prior written notice, in which

                             Page 4 of 12 Pages
      event the Company shall have no further liability hereunder to the Executive, except to the extent set forth in Section 2.2(f) hereof.

      2.2   COMPENSATION UPON TERMINATION.

            (a) DEATH. In the event the Executive's employment hereunder is terminated pursuant to the provisions of Section 2.1(a) hereof due to the death of the Executive, the Company shall have no further obligation to the Executive or Executive's estate, except to pay to the Executive's spouse, or if none, to the estate of the Executive any accrued, but unpaid, Salary and any vacation or sick leave benefits, which have accrued as of the date of death, but were then unpaid or unused. Any amount due the Executive hereunder shall be paid in a lump sum in cash within thirty
      (30) days after the death of the Executive.

            (b) DISABILITY. In the event the Executive's employment hereunder is terminated pursuant to the provisions of Section 2.1(b) hereof due to Disability of the Executive, the Company shall be relieved of all of its obligations under this Agreement, except to pay the Executive any accrued, but unpaid Salary, and vacation or sick leave benefits, which have accrued as of the date on which such Disability is determined, but then remains unpaid. The provisions of the preceding sentence shall not affect the Executive's rights to receive payments under the Company's disability insurance plan, if any. Any amount due the Executive hereunder shall be paid in a lump sum in cash within thirty (30) days after the termination of the Executive's employment hereunder.

            (c) TERMINATION BY THE COMPANY FOR CAUSE. In the event the Executive's employment hereunder is terminated by the Company for Cause pursuant to the provisions of Section 2.1(c) hereof, the Company shall have no further obligation to the Executive under this Agreement except to pay the Executive any accrued, but unpaid, Salary and any vacation or sick leave benefits, which have accrued as of the date of termination of this Agreement, but were then unpaid or unused. Any amount due the Executive hereunder shall be paid in a lump sum in cash within sixty (60) days after the termination of the Executive's employment hereunder.

            (d) TERMINATION BY THE COMPANY WITH NOTICE. In the event the Executive's employment hereunder is terminated by the Company pursuant to the provisions of Section 2.1(d) hereof, the Executive shall be entitled to receive (i) any accrued, but unpaid, Salary and any vacation or sick leave benefits, which have accrued as of the date of termination of this Agreement, but were then unpaid or unused and (ii) an amount payable in monthly installments equal to the Executive's full monthly Salary payable for the greater of twelve (12) months or the remainder of the then existing term of this Agreement. Any amount due the Executive under (i) of this Section shall be paid in a lump sum in cash within thirty (30) days after the termination of the Executive's employment hereunder.

            (e) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. In the event this Agreement is terminated by the Executive pursuant to the provisions of
      Section 2.1(e) hereof, the Executive shall be entitled to receive (i) any accrued, but unpaid, Salary and any vacation or

                             Page 5 of 12 Pages
      sick leave benefits which have accrued as of the date of termination of the Agreement, but were then unpaid or unused and (ii) the full monthly Salary payable hereunder for the twelve (12) months in accordance with the Company's regular payroll periods or over such lesser period as the Company may determine. Any amount due the Executive under (i) of this Section shall be paid in a lump sum in cash within thirty (30) days after the termination of the Executive's employment hereunder.

            (f) TERMINATION BY THE EXECUTIVE WITH NOTICE. In the event the Executive's employment hereunder is terminated by the Executive pursuant to the provisions of Section 2.1(f) hereof, all future compensation to which Executive is entitled and all future benefits for which Executive is eligible shall cease and terminate as of the date of termination. Executive shall be entitled to any accrued, but unpaid or unused, Salary, vacation or sick leave benefits through the date of termination. Any amount due the Executive hereunder shall be paid in a lump sum in cash within thirty (30) days after the termination of Executive's Employment hereunder.

            (g) TERMINATION OF OBLIGATIONS OF THE COMPANY UPON PAYMENT OF COMPENSATION. Upon payment of the amount, if any, due the Executive pursuant to the preceding provisions of this Section II, the Company shall have no further obligation to the Executive under this Agreement.

      2.3 CHANGE OF CONTROL. For this Agreement, a CHANGE IN CONTROL shall be deemed to occur if:

      (a) any person (other than the Company, an employee benefit plan of the Company or any holder of the Company's voting securities on the date hereof), acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Exchange Act) of any voting security of the Company and immediately after such acquisition such Person is, directly or indirectly, the Beneficial Owner of voting securities representing more than 50 percent of the total voting power of all of the then outstanding voting securities of the Company;

      (b) the following individuals no longer constitute a majority of the members of the Board: (A) the individuals who, as of the date hereof, constitute the Board (the"Original Directors); (B) the individuals who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election); or (C) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election);

      (c) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, or a reverse stock split of outstanding voting

                             Page 6 of 12 Pages
            securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 50 percent of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 50 percent of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holder not substantially altered in the transaction; or

      (d) the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion more than 50 percent of the value of the total assets of the Company.

      In the event of a Change of Control, the Company will require any and all successors to the Company to expressly assume and agree pursuant to an appropriate written assumption agreement to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to or contemporaneously with the effectiveness of any such successor shall be a breach of the Agreement and shall entitle the Executive, as his or her sole remedy, to terminate Executive's employment contemporaneously with the effectiveness of any such successor and receive Executive's Monthly Base Salary for the next twelve (12) months in accordance with the Company's regular payroll practices and immediately receive any accrued, but unpaid, salary, vacation or sick leave. In the event the successor assumes and agrees, pursuant to a written assumption agreement, to perform this Agreement, but terminates this Agreement pursuant to Section 2.1(d) prior to the expiration of six (6) months from the effectiveness of such successor, then the successor shall pay such Executive, his Monthly Base Salary in accordance with the Company's regular payroll practices for the next twelve (12) months after such termination and immediately pay any accrued, but unpaid, salary, vacation or sick leave.

      2.4 OFFSET. The Company shall have the right to deduct from any amounts due the Executive pursuant to Article II, any obligations owed by the Executive to the Company.

      2.5 WELL BONUS PLAN. Notwithstanding anything contained in Section 2.2 hereof, Executive's right to receive a bonus pursuant to the Company's management well bonus plan shall be determined in accordance with the terms and conditions of said plan.

                                 ARTICLE III.

                 PROTECTION OF INFORMATION AND NON-COMPETITION

      PROTECTIVE COVENANTS. The Executive recognizes that his employment by the Company is one of the highest trust and confidence because (i) the Executive will become fully familiar with all aspects of the Company's business during the term of this Agreement, (ii) certain information of which the Executive will gain knowledge during his employment is proprietary and confidential information


                             Page 7 of 12 Pages
which is special and peculiar value to the Company, and (iii) if any such proprietary and confidential information were imparted to or became known by any person, including the Executive, engaging in a business in competition with that of the Company, hardship, loss or irreparable injury and damage could result to the Company, the measurement of which would be difficult if not impossible to ascertain. The Executive acknowledges that the Company has developed unique skills, concepts, designs, marketing programs, marketing strategy, business practices, methods of operation, trademarks, licenses, hiring and training methods, financial and other confidential and proprietary information concerning its operations and expansion plans ("Trade Secrets"). Trade Secrets shall not include the geologic or geophysical information, rather such information shall be subject to the terms and provisions of Subparagraph (c) below. Therefore, the Executive agrees that it is necessary for the Company to protect its business from such damage, and the Executive further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both the Executive and the Company, to protect the Company against such damage and shall apply to and be binding upon the Executive as provided herein:

            (a) TRADE SECRETS. The Executive recognizes that his position with the Company is one of the highest trust and confidence by reason by of the Executive's access to and contact with certain Trade Secrets of the Company. The Executive agrees and covenants to use his best efforts and exercise utmost diligence to protect and safeguard the Trade Secrets of the Company. The Executive further agrees and covenants that, except as may be required by the Company in connection with this Agreement, or with the prior written consent of the Company, the Executive shall not, either during the term of this Agreement or thereafter, directly or indirectly, use for the Executive's own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, any Trade Secret (whether or not acquired, learned, obtained, or developed by the Executive alone or in conjunction with others) of the Company or of others with whom the Company has a business relationship. All memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by the Executive during the term of this Agreement, arising out of, in connection with, or related to any activity or business of the Company, including, but not limited to, Trade Secrets, are, and shall continue to be, the sole and exclusive property of the Company, and shall, together with all copies thereof and all advertising literature, be returned and delivered to the Company by the Executive immediately, without demand, upon the termination of this Agreement, or at any time upon the Company's demand.

            (b) RESTRICTION ON SOLICITING EMPLOYEES OF THE COMPANY. The Executive covenants that during the term of this Agreement and for the period set forth on EXHIBIT "A" ("Non-Solicitation Period") following the termination of this Agreement, he will not, either directly or indirectly, call on, solicit, or take away, or attempt to call on, solicit, induce or take away any employee of the Company, either for himself or for any other person, firm, corporation or other entity. Further, Executive shall not induce any employee of the Company to terminate his or her employment with the Company.

            (c) COVENANT NOT TO COMPETE. The Executive hereby covenants and agrees that during the term of this Agreement and for the later of one (1) year after the date of his termination or until the Company no longer has a well operating in such designated prospects

                             Page 8 of 12 Pages

      ("the Non-Compete Period"), he will not without the prior written consent of the Company, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder (other than through ownership of publicly-traded capital stock of a corporation which represents less than five percent (5%) of the outstanding capital stock of such corporation), corporate officer, director, investor, financier or in any other individual or representative capacity, engage or participate in any business competitive with the business conducted by the Company within the prospect areas on which Executive has worked up to the date of the termination of this Agreement ("Designated Prospect(s)"). The Company shall provide to the Executive a list and an outline of each such Designated Prospect within fifteen (15) business days after the date of termination. Further, Executive agrees and covenants not to use for his benefit or for the benefit of another or disclose, disseminate or distribute to another any geologic or geophysical information regarding the Designated Prospects during the Non-Compete Period.

            (d) SURVIVAL OF COVENANTS. Each covenant of the Executive set forth in this Article III shall survive the termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of said covenant.

            (e) REMEDIES. In the event of breach or threatened breach by the Executive of any provision of this Article III, the Company shall be entitled to relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of said breach, violation or threatened breach or violation. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

            (f) LIMITATIONS. The obligations of confidentiality regarding Trade Secrets and geologic or geophysical information regarding the Designated Prospects set forth in this Section 3.1 shall not apply if (i) it can be demonstrated by the Executive to have been within his legitimate possession prior to the time of disclosure by the disclosing party, (ii) it was in the public domain prior to disclosure, or (iii) if such disclosure comes into the public domain through no fault of the Executive.

      The Executive hereby acknowledges that the Executive's agreement to be bound by the protective covenants set forth in this Article III was a material inducement for the Company entering into this Agreement and agreeing to pay the Executive the compensation and benefits set forth herein. Further, Executive understands the foregoing restrictions may limit his or her ability to engage in certain businesses during the period of time provided for, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.

                             Page 9 of 12 Pages

                                  ARTICLE IV.

                              GENERAL PROVISIONS

      4.1 NOTICES. all notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, addressed to the respective parties as follows:

                  IF TO THE EXECUTIVE As set forth in EXHIBIT "A"

                  IF TO THE COMPANY:Texas Meridian Resources Exploration, Inc.
                                    15995 N. Barkers Landing, Suite 300
                                    Houston, Texas  77079
                                    ATTN:  General Counsel

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

      4.2 SEVERABILITY. If any provision contained in this Agreement is determined by a court of competent jurisdiction or an arbitrator pursuant to
Section 5 below to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein. If the restrictions contained in Article III are found by a court to be unreasonable or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for said restrictions to be modified by said court so as to be reasonable and enforceable and, as so modified, to be fully enforced.

      4.3 WAIVER MODIFICATION, AND INTEGRATION. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This instrument contains the entire agreement of the parties concerning employment and supersedes all prior and contemporaneous representations, understandings and agreements (including but not limited to any initial employment or independent contractor agreement) either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and all such prior or contemporaneous representations, understandings and agreements, both oral and written, are hereby terminated, unless otherwise specifically designated on EXHIBIT "A". This Agreement may not be modified, altered or amended except by written agreement of all the parties hereto.

      4.4 BINDING EFFECT. This Agreement shall be binding and effective upon the parties and their respective heirs, executors and successors. Neither party shall assign this Agreement without the prior written consent of the other party, except that the Company shall have the right to assign this Agreement to an entity.


                             Page 10 of 12 Pages

      4.5 GOVERNING LAW. The parties intend that the laws of the State of Texas should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

      4.6 REPRESENTATION OF EXECUTIVE. The Executive hereby represents and warrants to the Company that the Executive has not previously assumed any obligations inconsistent with those contained in this Agreement, unless specifically set out in EXHIBIT "A". The Executive further represents and warrants to the Company that the Executive has entered into this Agreement pursuant to Executive's own initiative and that this Agreement is not in contravention of any existing commitments. The Executive acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of the Executive.

      4.7 COUNTERPART EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

      4.8 COMPANY. For the purposes of this Agreement, Company shall include any parent, subsidiary division of the Company, or any entity, who directly or indirectly, controls, is controlled by, or is under common control with the Company.

      4.9 EXECUTIVE. Executive represents to the Company and agrees that he: (i) was specifically advised to and fully understands his rights to discuss all aspects of this Agreement with an attorney, (ii) has, to the extent he desires, availed himself of these rights,and (iii) has carefully read and fully understands the provisions of this Agreement.

                                  ARTICLE V.

                                  ARBITRATION

      5.1 RESOLUTION OF DISPUTES. In the event any dispute(s) arises between the parties, the parties shall cooperate in good faith to resolve the dispute(s). If the parties cannot resolve the dispute(s) between themselves within ten (10) days after written notice of activation of the terms of this Article V, each party shall, within seven (7) days after the expiration of said 10 day period, select a mediator and shall notify the other party of such selection. The mediators shall have thirty (30) days from the expiration of said 7 day period to resolve the dispute(s). If a resolution of the dispute(s) does not occur through said mediation within said 30 days, the dispute(s) shall be resolved by binding arbitration.

      5.2 ARBITRATION. In the event any dispute cannot be resolved through mediation the parties agree to submit such dispute(s) to binding non-appealable arbitration within ten (10) days from the expiration of the 30 day period set out in Section 5.1. Any such arbitration arising hereunder shall be conducted in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect. Each party hereby submits itself to personal jurisdiction in Houston, Texas, for the purpose of such arbitration proceedings. Within fifteen (15) days from submitting the dispute(s) to arbitration each party shall select its arbitrator. Then within twenty (20) days after said 15 days the two arbitrators shall select a third arbitrator. The three arbitrators shall have their first meeting within


                             Page 11 of 12 Pages
twenty (20) days after the selection of the third arbitrator. The arbitrators shall reach a final decision within one hundred eighty (180) days of their first meeting. The costs of arbitration shall be borne equally by the parties, except each party shall be responsible for such party's own arbitrator's and attorneys' fees.

                                  ARTICLE VI.

                                CONFIDENTIALITY

      6.1 CONFIDENTIALITY. This Agreement is confidential, and the substance may be disclosed only as mutually agreed by the parties or as may be required by law.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written effective as of the Effective Date.

                                    THE COMPANY:

                                    TEXAS MERIDIAN RESOURCES
                                    EXPLORATION, INC.

                                    By:__________________________________
                                       Printed Name:_____________________
                                       Title:____________________________

                                    EXECUTIVE:

                                    Printed Name: P. RICHARD GESSINGER

                             Page 12 of 12 Pages

                                EXHIBIT "A" TO

                             EMPLOYMENT AGREEMENT

Executive Name:         P. Richard Gessinger

Position:               Chief Financial Officer and Executive Vice President of
                        the Meridian Resource Corporation

Monthly Base Salary:    Sixteen Thousand Six Hundred Sixty-Six and 67/100
                        Dollars ($16,666.67)

Bonus: An annual bonus at the discretion of the Company's Board of Directors.

Well  Bonus Plan:       An interest of one-half of one percent (0.50%) in the
                        Company's management well bonus plan will be granted to you. In conjunction with said management well bonus plan you will be granted the right to receive up to 20,000 shares of Company common stock subject to the calculation set out below and to an initial 4 year vesting program. The only requirement for the annual vesting is you must be employed by the Company on each annual vesting date. The purpose of said stock grant is to create a floor amount of consideration you will receive in 1998 from the management well bonus plan. If the amount you receive from the management well bonus plan in 1998 exceeds $200,000, then no shares will vest other than the initial 5,000 shares. If the amount received from the management well bonus plan in 1998 is less than $200,000, then you will receive the number of shares, valued for the purposes hereof at $10.00 per share, necessary to equal the difference between the amount you received and $200,000. Five thousand (5,000) shares of said 20,000 shares will vest on January 1, 1998 and one third of the shares issued pursuant to the above calculation shall vest on January 1, 1999, 2000 and 2001.

Stock Options:          You will be granted 25,000 stock options (ISO and NQSO).
                        The grant price of these options is $10.00. The options will vest over a four year period in accordance with the stock option plans.

Salary Deferral Program:You may choose to defer all or part of your salary under an existing salary deferral program and receive a partial match up to 50% of your salary by purchasing common stock with the deferred salary.

                             Page 1 of 2 Pages

Annual Medical Exam:    The Company will pay for an annual physical exam with an
                        approved medical facility or with an approved physician.

Business expenses:      All reasonable expenses for travel or otherwise related
                        to business on behalf of the Company will be reimbursed.

Parking:                The Company will provide a reserved parking space.

Vacation:               Four (4) weeks, on a calendar basis, effective from the
                        first day of employment. The vacation shall be earned at the rate of 1.67 days for each full month of employment.
                        Vacation days will be coordinated in advance, subject to the reasonable discretion of the Chief Executive Officer and/or President of The Meridian Resource Corporation.

Clubs: The Company will pay your monthly dues and business use of your Coronado Club and Lochinvar Country Club membership. The Company will acquire a corporate membership at Lochinvar Country Club for your use, if you pay one-half of the cost of the membership. Upon your termination from the Company, you may elect to either pay the Company the other one-half of the cost of the membership and the membership will be transferred to you or the Company will pay you the one-half of the cost of the membership originally paid by you and retain the corporate membership. Personal usage will be for your own account.

Non-Solicitation Period:Six (6) months

Non-Compete Period:     Six (6) months

Home Address:           705 Pifer Road
                        Houston, Texas  77024


                             Page 2 of 2 Pages